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                                                                   EXHIBIT 10.25

                                   AGREEMENT

     This Agreement is made to be effective as of the 30th day of October, 1998 by and between Distributor Services, L.L.C., an Illinois limited liability company ("DS"), having its chief executive offices at 5940 West Touhy Avenue, Niles, Illinois 60714, and Nutrition For Life International, Inc., a Texas corporation ("NFLI"), having its chief executive offices at 9101 Jameel, Suite 180, Houston, Texas 77040 (DS and NFLI are sometimes referred to collectively herein as the "PARTIES").

                                   RECITALS

     A. DS is in the business of, among other things, manufacturing and packaging various audiotapes.

     B. NFLI is a network marketing company that sells nutritional supplements and other consumer products, through independent distributors (the "DISTRIBUTORS").

     C. From time to time, NFLI has offered various motivational and other audiotapes, for sale to its Distributors as part of certain training or other programs.

     D. DS has previously produced master tapes and also reproduced audiotapes from master tapes (the "REPRODUCED TAPES") for NFLI for its Master Developer Series Program.

     E. DS desires to continue to produce Reproduced Tapes for NFLI and, NFLI desires DS to do so, all on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the Recitals and the agreements hereinafter set forth, the Parties agree as follows:

     1.  Term.  The term of this Agreement (the "TERM") shall be for a 30 month
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period beginning November 1, 1998 and ending April 30, 2001.  The Term of this
Agreement may be terminated earlier in accordance with the provisions of this Agreement.

     2.  Reproduced Tapes.  DS shall use its best efforts to produce the
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quantities and kinds of Reproduced Tapes which NFLI may require in a timely manner. So long as the Agreement is in effect and NFLI maintains a Business Training System Program or any successor tape program, NFLI shall satisfy its requirements for Reproduced Tapes exclusively through purchases of Reproduced Tapes from DS hereunder. DS acknowledges and agrees that (a) NFLI in its sole discretion may discontinue any and all of its tape programs and (b) there are no minimum requirements for the purchase by NFLI of Reproduced Tapes hereunder.
All purchases by NFLI from DS will be made using the form of purchase order attached to and made a part of this Agreement as Exhibit A (the "PURCHASE
                                                 ---------
ORDER"). NFLI shall only be required to purchase Reproduced Tapes from DS for which it actually places a Purchase Order. In the event of any conflict between a Purchase Order and the Agreement, this Agreement shall control.
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     3.  Prices.  NFLI shall pay DS $0.60 for each Reproduced Tape.
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     4.  Termination.  If DS fails to timely deliver Reproduced Tapes pursuant
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to any Purchase Order more than one time in any six month period during the
Term, then NFLI may, on 10 days prior notice to DS, terminate this Agreement and NFLI's obligations to purchase Reproduced Tapes hereunder, except that such termination shall not terminate any Purchase Orders delivered prior to the date of termination. Notwithstanding any provision of this Agreement to the contrary, any Purchase Order may be terminated as provided therein.

     5.  Confidentiality.  DS shall not make available to any other person or
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entity any information obtained by it from NFLI, which is either not public knowledge or public knowledge due to the fault of DS, and will use such information only for the purpose of fulfilling its obligations hereunder.

     6.  Cooperation.  DS and NFLI shall each deliver and cause to be delivered
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to the other at such time and from time to time such additional instruments as the other may reasonably require for the purpose of carrying out this Agreement.

     7.  Entire Agreement.  This Agreement and the attachments hereto constitute
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the entire Agreement and understanding between the Parties and supercede any prior agreements and understandings related to the subject matter hereof.

     8.  Successors and Assigns.  This Agreement and the rights to the Parties
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may not be assigned and shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Notwithstanding the foregoing, neither Party may assign this Agreement or any interest therein or any rights or obligations hereunder without the express written consent of the other Party; provided, however, that the foregoing shall not be construed to include a transfer by operation of law upon the merger of NFLI or an assignment of this Agreement by DS to Nightingale-Conant Corporation, a Delaware corporation ("N-C"), which is accepted by N-C pursuant to an assignment in form and substance reasonably acceptable to NFLI.

     9.  Notices.  All notices of communication required or permitted hereunder
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shall be writing and may be given (a) by depositing the same in the United
States mail, addressed to the Party to be notified, postage pre-paid and registered with return receipt requested, or (b) by delivering the same by overnight courier to an officer or agent of such Party. Notices to the Parties shall be addressed to them at their respective addresses set forth in the first paragraph of this Agreement; provided, however, either Party may change the address for the receipt of notices by it in accordance with the provisions of this Section. All notices sent pursuant to this Section shall be given and received (i) if sent by registered mail, on the date of actual receipt; or (ii) if delivered by overnight courier, on the date delivered if a business day, or if not, on the next business day.

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     10.  Governing Law; Jurisdiction.  The governing law of this Agreement
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shall be construed in accordance with the laws of the State of Illinois.  Each of the Parties hereby agrees that any actions or proceedings relating directly or indirectly to this Agreement shall be litigated in courts located in Illinois.

     11.  Amendments and Waivers.  Any term of this Agreement may be amended and
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the observance of any term of this Agreement may be waived only with the written consent of the Parties.

     12.  Counterparts.  This Agreement may be executed, including by facsimile,
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in counterparts, which together shall constitute one and the same original.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as the day and year first above written.


DISTRIBUTOR SERVICES, L.L.C.        NUTRITION FOR LIFE
                                    INTERNATIONAL, INC.


By:________________________         By:________________________


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